EXHIBIT 4.1
                         TURBODYNE TECHNOLOGIES INC.

                            1997 STOCK OPTION PLAN
                            ----------------------

PURPOSE: The purpose of this 1997 Stock Option Plan (hereinafter called the "Plan") is to further the success of Turbodyne Technologies Inc., a Canadian corporation (hereinafter called the "Company"), and certain of its affiliates by making available Common Stock of the Company for purchase by certain directors, officers and employees of the Company and its affiliates, and thus to provide an additional incentive to such individuals to continue in the service of the Company or its affiliates and to give them a greater interest as shareholders in the success of the Company. Subject to compliance with the provisions of the Plan and the Internal Revenue Code of 1986, as amended, Incentive Stock Options are authorized by Section 422 of the Code and stock options which do not qualify under Section 422 of the Code are authorized and may be granted under the Plan,

DEFINITIONS: As used in this Plan the following terms shall have the meanings indicated as follows:

     "Board" means the Board of Directors of the Company.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Committee" means the Committee administering the Plan described in Paragraph 3 hereof.

     "Common Stock" means the company's common shares without par value.

     "Date of Grant" means the date on which an option is granted under a written option agreement executed by the Company and a participant pursuant to the Plan.

     "Designated Participants" shall mean the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Secretary, and any Directors of the Company or its affiliates.

     "Effective Date" means the effective date of this Plan specified in Paragraph 13 hereof.

     "Exchange Act" means the Securities Exchange Act of 1934, as it may be amended from time to time.

     "Incentive Stock Option" means an option qualifying under Section 422 of the Code.

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     "Parent" means a parent corporation of the Company as defined in
     Section 424(e) of the Code.

     "Participants" means the directors, employees, consultants, affiliates and officers of the Company, its Subsidiaries and its Parents and those directors of the Company or its subsidiaries.

     "Securities Act" shall mean the SECURITIES ACT (British Columbia).

     "Subsidiary" means a subsidiary corporation of the Company as defined in Section 424(f) of the Code.

ADMINISTRATION OF THE PLAN: The Board of Directors of the Company shall appoint a committee (the "Committee") comprised of at least two directors to administer the Plan. The Committee shall report all action taken by it to the Board, which shall review and ratify or approve those actions that are by law required to be so reviewed and ratified or approved by the Board. The Committee shall have full and final authority in its discretion, subject to the provisions of the Plan, to determine the Participants to whom, and the time or times at which, options shall be granted and the number of shares and purchase price of Common Stock covered by each option; to construe and interpret the Plan and any agreements made pursuant to the Plan; to determine the terms and provisions (which need not be identical or consistent with respect to each participant) of the respective option agreements and any agreement ancillary thereto including, but without limitation, terms covering the payment of the option price; and to make all other determinations and to take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons.

OPTIONS AUTHORIZED: The options granted under this Plan may be Incentive Stock Options or stock options that do not qualify as Incentive Stock Options (sometimes referred to herein as "nonqualified options" or "nonqualified stock options"). The Committee shall have the full power and authority to determine which options shall be nonqualified stock options and which shall be Incentive Stock Options; to grant only Incentive Stock Options or, alternatively, only nonqualified stock options; and to, in its sole discretion, grant to the holder of an outstanding option, in exchange for the surrender and cancellation of such option, a new option having a purchase price lower than that provided in the option so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with provisions of the Plan. Under no circumstances may nonqualified stock options be granted where the exercise of such nonqualified stock options may affect the exercise of Incentive Stock Options granted pursuant to the Plan. No options may be granted under the Plan prior to the Effective Date. In addition to any other limitations set forth herein, the aggregate fair market value (determined in accordance with Paragraph 7(a) of the Plan as of the time the option is granted) of the

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stock with respect to which Incentive Stock Options are exercisable for the first time by a participant in any calendar year (under all plans of the Company and of any Parent or Subsidiary) shall not exceed $100,000,

COMMON STOCK SUBJECT TO OPTIONS: The aggregate number of shares of the Company's Common Stock which may be issued upon the exercise of options shall not exceed two million, eight hundred and forty thousand (2,840,000), subject to adjustment under the provisions of Paragraph 8. The shares of Common Stock to be issued upon the exercise of options may be authorized but unissued shares, or shares issued and reacquired by the Company. In the event any option shall, for any reason, terminate or expire or be surrendered without having been exercised in full, the shares subject to such option shall again be available for options to be granted under the Plan, except that shares for which relinquished options (or portions thereof) are exercisable shall not again be available for options under the Plan. In no circumstances shall the number of options granted under this plan when aggregated with the number of options granted by the Company under any other plan or otherwise, exceed 20% of the number of common shares of the Company then outstanding.

PARTICIPANTS: Except as hereinafter provided, options may be granted under the Plan to any Participant. In determining the Participants to whom options shall be granted and the number of shares to be covered by such option, the Committee may take into account the nature of the services rendered by the respective Participants, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. A participant who has been granted an option under the Plan may be granted an additional option or options under the Plan or otherwise, in the Committee's discretion.

TERMS AND CONDITIONS OF OPTIONS: The grant of an option under the Plan shall be evidenced by a written agreement executed by the Company and the applicable Participant and shall contain such terms and be in such form as the Committee may from time to time approve subject to the following limitations and conditions:

     OPTION PRICE: The option price per share with respect to each option shall be determined by the Committee, but shall in no instance be less than the par value of the shares subject to the option. In addition, the option price per share with respect to Incentive Stock Options granted hereunder shall in no instance be less than the fair market value of the shares subject to the option as determined by the Committee. For the purposes of this Paragraph 7(a), fair market value shall be, where applicable, the average closing price of the Common Stock for the ten (10) trading days preceding the Date of the Grant as reported on the Vancouver Stock Exchange or on NASDAQ or any other national securities exchange on which the Common Stock may be traded. If the stock is not listed on a national securities exchange but is publicly traded on any securities exchange or in the over the counter market, the Committee

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     shall determine the fair market value based on the closing prices or the bid and ask prices on any such exchange or market. If the Common Stock was not traded on the Date of Grant, the nearest preceding date on which there was a trade shall be substituted. Notwithstanding the foregoing, however, fair market value shall be determined consistent with Code Section 422
     (b)(4) or any successor provisions. The Committee may permit the option purchase price to be payable by transfer to the Company of Common Stock owned by the option holder with a fair market value at the time of exercise equal to the option purchase price.

     PERIOD OF OPTION: The expiration date of each option shall be fixed by the Committee but, notwithstanding any provision of the Plan to the contrary, such expiration date shall not be more than ten (10) years from the Date of Grant.

     VESTING OF SHAREHOLDER RIGHTS: Neither the optionee nor his successor in interest shall have any of the rights of shareholder of the Company until the shares relating to the option hereunder are issued by the Company and are properly delivered to such optionee, or successor.

     EXERCISE OF OPTION: Subject to vesting in accordance with paragraph 7(i), and approval of this Option by the members of the Company and the Vancouver Stock Exchange, each option shall be exercisable from time to time over such period and upon such terms and conditions as the Committee shall determine, but not at any time as to less than twenty-five (25) shares unless the remaining shares which have become so purchasable are less than twenty-five (25) shares. After the death of the optionee, an option may be exercised as provided in Paragraph 15 hereof.

     NONTRANSFERABILITY OF OPTION: No option shall be transferable or assignable by an optionee, other than by till or the laws of descent and distribution or pursuant to a qualified domestic relations order and each options shall be exercisable, during the optionee's lifetime, only by him or her or, during periods of legal disability, by his or her legal representative. No option shall be subject to execution, attachment, or similar process.

     DISQUALIFYING DISPOSITION: The option agreement evidencing any Incentive Stock Options granted under this Plan shall provide that if the optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share or shares of Common Stock issued to him or her pursuant to exercise of the option within the two-year period commencing on the day after the Date of Grant of such option or within the one-year period commencing on the day after the date of issuance of the share or shares to him or her pursuant to the exercise of such options, he or she shall, within ten (10) days of such disposition date, notify the Company of the sales price or other value ascribed to or used to

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     measure the disposition of the share or shares thereof and immediately deliver to the Company any amount of federal income tax withholding required by law.

     LIMITATION ON GRANTS TO CERTAIN SHAREHOLDERS: An Incentive Stock Option may be granted to a participant only if such Participant, at the time the option is granted, does not own, after application of the attribution rules of code Section 424, stock possessing more than 10% of the total combined voting power of all classes of Common Stock of the Company or of its Parent of Subsidiary. The preceding restrictions shall not apply if at the time the option price is at least 110% of the fair market value (as defined in Paragraph 7(a) above) of the Common Stock subject to the option and such option by its terms is not exercisable after the expiration of five (5) years from the Date of Grant.

     CONSISTENCY WITH CODE: Notwithstanding any other provision in this Plan to the contrary, the provisions of all agreements granting incentive stock options pursuant to the Plan shall not violate the requirements of the Code applicable to the Incentive Stock Options authorized hereunder.

     VESTING OF OPTIONS: Any options granted under this Plan to Non-Designated Participants shall be subject to a vesting formula and shall vest equally over the three year period commencing on the date of the grant to that the options can only be exercised as to an aggregate of 33.3% in the first year, 66.6% in the second year and 100% in the third year and each year thereafter. No option granted to an employee of the Company or an affiliate of the Company under this agreement shall be exercisable until the optionee has been employed by the Company or affiliate for a period of six months. Notwithstanding any other provision of this Agreement, the Committee may waive these Vesting Provisions for any reason including the contributions of the optionee, his length of service to the Company or his abandonment of options held to purchase shares under his prior employment to enter into employment with the Company.

ADJUSTMENTS: The Committee, in its discretion, may make such adjustments in the option price and the number of shares covered by outstanding options that are required to prevent any dilution or enlargement of the rights of the holders of such options that would otherwise result from any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, issuance of rights or any other change in the capital structure of the Company. The Committee, in its discretion, may also make such adjustments in the aggregate number of shares that may be the subject of options which are appropriate to reflect any transaction or event described in the preceding sentence.

RESTRICTION OF ISSUING SHARES: The exercise of each option shall be subject to the condition that if at any time the Company shall determine in its discretion that the

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satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

USE OF PROCEEDS: The Proceeds received by the Company from the sale of Common Stock pursuant to the exercise of options granted under the Plan shall be added to the Company's general funds and used for general corporate purposes.

AMENDMENT, SUSPENSION AND TERMINATION OF PLAN: The Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as the Board may deem advisable in order that the options granted thereunder may conform to any changes in the law or in any other respect that the Board may deem to be in the best interests of the Company; provided, however that without approval by the shareholders of the Company voting the proper percentage of its voting power, no such amendment shall make any change in the Plan for which shareholder approval is required of the Company in order to comply with (1) Rule 16b-3, as amended, promulgated under the Exchange Act,
(ii) the Code or regulatory provisions dealing with incentive Stock Options,
(iii) any rules for listed companies promulgated by any national stock exchange on which the Company's stock is traded or (iv) any other applicable rule or law. Unless sooner terminated hereunder, the Plan shall terminate ten (10) years after Effective Date, provided, however, that no Incentive Stock Options may be granted after 10 years after the date the Plan receives shareholder approval in accordance with paragraph 13 below. No option may be granted during any suspension or after the termination of the Plan. Except as provided in Paragraph 12, no amendment, suspension, or termination of the Plan shall, without an optionee's consent, impair or negate any of the rights or obligations under any option theretofore granted to such optionee under the Plan.

TAX WITHHOLDING: The Committee may, in its sole discretion, (a) require an optionee to remit to the Company a cash amount sufficient to satisfy, in whole or in part, any federal, state or local withholding tax requirements prior to the delivery of any certificate for shares pursuant to the exercise of an option hereunder; or (b) satisfy such withholding requirements through another lawful method.

EFFECTIVE DATE OF PLAN: This Plan shall become effective on the date (the "Effective Date") of the adoption of the Plan by the Board. Although options may be granted under the Plan on the Effective Date, such options shall not be exercisable until this plan is approved by the members of the Company and by the Vancouver Stock Exchange.

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TERMINATION OF EMPLOYMENT:  In the event of the retirement (with the written consent of the Company) or other termination of the employment of an employee to whom an option has been granted under the Plan, other than (a) a termination that is either (i) for cause or (ii) voluntary on the part of the employee and without the written consent of the Company, or (b) a termination by reason of death, the employee may (unless otherwise provided in his option agreement) exercise his option at any time within thirty (30) days after such retirement or other termination of employment (or within one (1) year after termination of employment due to disability within the meaning of Code Section 422(c)(6), or within such other time as the Committee shall authorize, but in no event after ten (10) years from the date of granting thereof (or such lesser period as may be specified in the stock option agreement), but only to the extent of the number of shares for which his options were exercisable by him at the date of the termination of his employment. In the event of the termination of the employment of an employee to whom an option has been granted under the Plan that is either (i) for cause or (ii) voluntary on the part of the employee and without the written consent of the Company, any option held by him under the Plan, to the extent not previously exercised, shall forthwith terminate on the date of such termination of employment. Options granted under the Plan shall not be affected by any change of employment so long as the holder continues to be an employee of the Company, a Subsidiary or a Parent. The option agreement may contain such provisions as the Committee shall approve with respect to the effect of approved leaves of absence. Nothing in the Plan or in any option granted pursuant to the Plan shall confer on any individual any right to continue in the employ of the Company or any of its Subsidiaries or Parents or interfere in any way with the right of the Company or any of its Subsidiaries or parents to terminate his employment at any time.

DEATH OF HOLDER OF OPTION: In the event an employee to whom an option has been granted under the Plan dies during, or within thirty days after termination of, his employment by the Company or a Subsidiary or Parent, such option (unless it shall have been previously terminated pursuant to the provisions of the Plan or unless otherwise provided in his option agreement) may be exercised (to the extent of the entire number at the date of his death) by the executor or administrator of the optionee's estate or by the laws of descent and distribution, at any time within a period of one (1) year after his death, but not after the exercise termination date set forth in the relevant stock option agreement.

LOANS TO ASSIST IN EXERCISE OF OPTIONS: If approved by the Board and permitted by applicable law, the Company or any Parent or Subsidiary may lend money or guarantee loans by third parties to an individual to finance the exercise of any option granted under the Plan to carry Common Stock thereby acquired. No such loans to finance the exercise of an Incentive Stock Option shall have any interest rate or other terms that would cause any part of the principal amount to be characterized as interest for purposes of the Code.

RULE 16B-3 PLAN: This Plan is intended and has been drafted to comply in all respects with Rule 16b-3, as amended, under the Exchange Act. If any provision
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not comply with Rule 16b-3, as amended, this Plan shall be automatically amended to comply with Rule 16b-3, as amended.

COMPLIANCE WITH APPLICABLE LAWS UNDER THIS AGREEMENT: Any shares issued on exercise of options granted under this Agreement shall be issued subject to compliance with any applicable securities laws and shall bear a legend if required under such laws. Any shares issued to persons other than described in s.55(2)(9) of the Securities Act shall not be issued prior to the issuance of an appropriate exemption order under the Securities Act.

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